   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 1999
                                                    REGISTRATION NO. 333-91257

===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              KINDER MORGAN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             KANSAS                                            48-0290000
 (STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)


                             --------------------
                           1301 MCKINNEY, SUITE 3400
                              HOUSTON, TEXAS 77010
                                 (713) 844-9500

  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOSEPH LISTENGART
                              KINDER MORGAN, INC.
                           1301 MCKINNEY, SUITE 3400
                              HOUSTON, TEXAS 77010
                                 (713) 844-9500

   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S AGENT FOR SERVICE)

                                    -------

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:
                                 DAVID L. RONN
                         BRACEWELL & PATTERSON, L.L.P.
                        711 LOUISIANA STREET, SUITE 2900
                           HOUSTON, TEXAS 77002-2781
                             PHONE: (713) 221-1352

                                ----------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


===============================================================================

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 1999


PROSPECTUS

                           [KINDER MORGAN, INC. LOGO]

                              KINDER MORGAN, INC.

                                 200,000 SHARES

                                  COMMON STOCK

                               -----------------


         This prospectus relates to shares of common stock of Kinder Morgan, Inc. that may be offered and sold from time to time by Petrie Parkman & Co., Inc. Petrie Parkman acquired the shares on October 7, 1999, in connection with investment banking advisory services rendered to K N Energy, Inc., which is now called Kinder Morgan. We will not receive any of the proceeds from Petrie Parkman's sale of the shares offered by this prospectus. The methods of sale of the common stock offered by this prospectus are described under the heading "Plan of Distribution."

         Our common stock trades on the New York Stock Exchange under the symbol "KMI." The last reported sale price of our common stock on November
         , 1999 as reported by the New York Stock Exchange was $     per share.
---------                                                       ----

                               -----------------

         INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE __ OF THIS PROSPECTUS.

                               -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

            The date of this prospectus is November        , 1999.
                                                    -------

                              KINDER MORGAN, INC.

         Kinder Morgan, Inc. is one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and products pipelines in 26 states. It also has significant retail distribution, marketing, gathering, electric generation and terminal assets. Kinder Morgan, Inc. owns Kinder Morgan, Inc., a Delaware corporation. Kinder Morgan Delaware owns Kinder Morgan, G.P., Inc., a Delaware corporation, that is the general partner of Kinder Morgan Energy Partners, L. P. Kinder Morgan Energy Partners is the largest pipeline master limited partnership in the United States. Combined, Kinder Morgan and Kinder Morgan Energy Partners have an enterprise value of approximately $10 billion.

         Kinder Morgan was incorporated under the laws of the State of Kansas in 1927. The address of its principal executive offices is 1301 McKinney, Suite 3400, Houston, Texas 77010 and its telephone number is (713) 844-9500.

         Additional information concerning the Company and its subsidiaries is included in the Company reports and other documents incorporated by reference in this Prospectus. See "Where You Can Find More Information."

                                  RISK FACTORS

RISKS RELATING TO KINDER MORGAN

ALTHOUGH KINDER MORGAN EXPECTS THAT ITS RECENT MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT BE REALIZED.

         Kinder Morgan recently acquired Kinder Morgan Delaware by merger with the expectation that the merger will result in specified benefits, including enhancement of the quality and stability of future earnings, improved cash flow to fund future growth and a strengthened asset base for the transportation, storage and processing of energy products. Achieving the benefits of the merger will depend in part on the integration of Kinder Morgan Delaware's technology, operations and personnel in a timely and efficient manner. In addition, the consolidation of the companies will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on Kinder Morgan's business, financial condition and operating results. We cannot assure you that Kinder Morgan can successfully integrate its businesses or that any of the anticipated benefits will be realized.

A SIGNIFICANT NUMBER OF SHARES OF KINDER MORGAN COMMON STOCK ARE OWNED BY RICHARD D. KINDER AND MORGAN ASSOCIATES. IF EITHER OF THEM WERE TO SELL SHARES OF KINDER MORGAN COMMON STOCK, THE SALE COULD CAUSE THE MARKET PRICE OF KINDER MORGAN COMMON STOCK TO DROP SIGNIFICANTLY.

         Mr. Kinder owns approximately 24.5 million shares of Kinder Morgan common stock, or 21.7% of the shares outstanding and Morgan Associates owns approximately 7.3 million shares of Kinder Morgan common stock, or 6.3% of the shares outstanding. If either of them were to sell their shares of Kinder Morgan common stock or if the market perceives that either of them intends to sell shares, the market price of Kinder Morgan common stock could drop significantly, even if Kinder Morgan's business is doing well.

THE CONCENTRATION OF VOTING POWER IN A SMALL NUMBER OF STOCKHOLDERS MAY FRUSTRATE BENEFICIAL TRANSACTIONS.

         Mr. Kinder beneficially owns approximately 21.7% and William V. Morgan beneficially owns approximately 6.3% of Kinder Morgan's outstanding common stock. Since they, in their capacity as stockholders, do not owe a fiduciary duty to other Kinder Morgan stockholders, they may individually decide not to accept transactions that may otherwise be beneficial to other Kinder Morgan stockholders. Unless other issuances of common stock dilute their interests as stockholders, they may effectively have the voting power to prevent takeover transactions. This could discourage or make more difficult a merger, tender offer, proxy contest or acquisition of a significant portion of Kinder Morgan common stock, even if that event potentially would be favorable to the interests of the other Kinder Morgan stockholders.

         In addition, subject to the terms of the governance agreements which expire no later than 18 months after October 7, 1999, Messrs. Kinder and Morgan are free to vote their Kinder Morgan common stock as they determine to be in their respective best interests on all matters which come before Kinder Morgan stockholders.

KINDER MORGAN'S HIGH LEVEL OF DEBT MAY LIMIT ITS ABILITY TO ENGAGE IN BENEFICIAL TRANSACTIONS.

         As of September 30, 1999, Kinder Morgan had approximately $3.9 billion of total debt, $275 million of capital trust securities and stockholders' equity of approximately $1.2 billion, resulting in a total debt to total capitalization ratio of approximately 72%. On a pro forma basis after giving effect to the acquisition by merger of Kinder Morgan Delaware, Kinder Morgan's total debt to total capitalization ratio decreases to approximately 65%. This high level of debt may limit Kinder Morgan's ability to make capital expenditures or acquisitions and may otherwise constrain Kinder Morgan's ability to take advantage of strategic opportunities in a dynamic energy industry.

FLUCTUATING COMMODITY PRICES COULD MATERIALLY ADVERSELY AFFECT THE FINANCIAL CONDITION AND RESULTS OF KINDER MORGAN.

         The products and feedstock of Kinder Morgan's gas processing activities, including natural gas liquids, residue gas, shrink make-up gas, fuel and related by-products, are commodities. As such, their prices are often subject to material changes in response to relatively minor changes in supply and demand, general economic conditions and other market conditions over which Kinder Morgan has no control. In addition, from time to time, Kinder Morgan elects to hedge some of these exposures. Other market conditions affecting Kinder Morgan's natural gas processing business include the availability and prices of alternative energy and feedstock sources, government regulation, industry-wide inventory levels, the seasons, the weather and the impact of energy conservation efforts. For the nine months ended September 30, 1999, "keep-whole" contracts, which have the greatest amount of commodity risk, accounted for approximately 27% of Kinder Morgan's natural gas processing total throughput.

KINDER MORGAN MAY BE ADVERSELY AFFECTED BY THE YEAR 2000 PROBLEM.

         Kinder Morgan relies greatly on computer systems and automated systems to conduct its operations and transact its business, as is common among large diversified energy companies. Some computer codes and computer chips embedded in operating equipment may not be able to properly recognize dates in and after the year 2000. This could result in system failures and miscalculations that could cause disruptions to various business activities and operations. Kinder Morgan has adopted a Year 2000 plan to address this issue, and has begun implementing this plan, which includes an assessment of the potential problems, an inventory of systems and areas which need to be corrected, remediation as necessary, testing of such systems and the development of contingency plans. Although Kinder Morgan expects to have addressed its own Year 2000 problems in advance of January 1, 2000, Kinder Morgan relies on suppliers, business partners and other external entities which may or may not be addressing their own problems associated with this issue. To the extent these external entities experience their own Year 2000 problems, they may materially adversely affect Kinder Morgan's ability to do business without interruption or disruption.

KINDER MORGAN RECEIVES A PORTION OF ITS REVENUES FROM KINDER MORGAN ENERGY PARTNERS.

         Currently, a source of Kinder Morgan's earnings and cash flow is cash distributions received from Kinder Morgan G.P., the general partner of Kinder Morgan Energy Partners L.P., a publicly-traded limited partnership. These distributions include a cash incentive distribution which is based on the amount of Kinder Morgan Energy Partners' cash distributions to its unitholders. In the event that Kinder Morgan Energy Partners decreases its cash distributions to its unitholders, Kinder Morgan's revenues may decrease substantially, primarily due to the resulting decrease to the cash incentive distribution to Kinder Morgan G.P. Based on Kinder Morgan Energy Partners' current cash distribution, the cash incentive distribution initially would be reduced by 50% of the decrease in the cash distributions to all partners. If the per unit distribution to Kinder Morgan Energy Partners' common unitholders falls below target levels described in its partnership agreement, that percentage would decrease.

THE FIDUCIARY DUTIES OF KINDER MORGAN'S OFFICERS AND DIRECTORS MAY CONFLICT WITH THOSE OF KINDER MORGAN G.P.

         Some directors and officers of Kinder Morgan are also directors and officers of Kinder Morgan G.P. Conflicts of interest may result due to the fiduciary duties these directors and officers may have to manage the business of Kinder Morgan G.P. and Kinder Morgan Energy Partners in a manner beneficial to Kinder Morgan G.P., Kinder Morgan Energy Partners and the Kinder Morgan Energy Partners' unitholders. The resolution of these conflicts may not always be in the best interests of Kinder Morgan's stockholders.

THE SIMILARITY OF KINDER MORGAN'S ACQUISITION STRATEGY AND THAT OF KINDER MORGAN ENERGY PARTNERS MAY CREATE CONFLICTS OF INTEREST.

         Since Kinder Morgan and Kinder Morgan Energy Partners each plan to grow their businesses through acquisitions, conflicts may arise because:

         - some individuals who serve on Kinder Morgan's Board also serve on the board of directors of Kinder Morgan G.P., and this requires the disclosure to the board of Kinder Morgan G.P. of any transaction that could be of interest to that board on behalf of Kinder Morgan G.P., Kinder Morgan Energy Partners or its subsidiaries;

         - acquisition opportunities may be presented to the interlocking directors or those officers common to Kinder Morgan and Kinder Morgan G.P. that could be in the best interests of both Kinder Morgan and Kinder Morgan Energy Partners; and

         - Kinder Morgan Energy Partners' acquisition strategy has been, and Kinder Morgan believes it will continue to be, to acquire assets used in the transportation, storage and processing of energy products that generate long-term, steady cash flows and that can be acquired at a price that may increase Kinder Morgan Energy Partners' earnings and cash flow. There is no legal limitation on Kinder Morgan Energy

Partners' business that requires Kinder Morgan Energy Partners not to enter into or acquire other businesses, and Kinder Morgan Energy Partners' acquisition interests could conflict with those of Kinder Morgan.

         Any transaction that Kinder Morgan effects could have been an opportunity of Kinder Morgan Energy Partners and vice-versa. The resolution of these conflicts by Kinder Morgan's Board and the board of directors of Kinder Morgan G.P. may not always be the most beneficial resolution to Kinder Morgan's stockholders.

KINDER MORGAN MAY NOT BE FULLY COMPENSATED FOR THE RISKS OF OR WORK DONE ON ACQUISITIONS SHARED WITH KINDER MORGAN ENERGY PARTNERS.

         There may be transactions in which Kinder Morgan and Kinder Morgan Energy Partners combine resources and divide the acquired assets based on various factors, including the benefits to Kinder Morgan Energy Partners of the acquisition of these assets. When making these transactions, it may be necessary for Kinder Morgan to act solely on behalf of Kinder Morgan Energy Partners through the acquisition. Instead of the transaction being for Kinder Morgan's entire benefit, Kinder Morgan would only benefit to the extent those assets produce distributions by Kinder Morgan Energy Partners and increase the incentive cash distribution to be received by Kinder Morgan G.P. based on its general partner interest in Kinder Morgan Energy Partners.

KINDER MORGAN MAY NOT BE FULLY REIMBURSED FOR THE USE OF ITS OFFICERS AND EMPLOYEES BY KINDER MORGAN G.P.

         Kinder Morgan may share administrative personnel with Kinder Morgan G.P. to operate both Kinder Morgan's business and the business of Kinder Morgan Energy Partners. In that case, Kinder Morgan's officers, who in some cases may also be officers of Kinder Morgan G.P., will allocate, in their reasonable and sole discretion, the time Kinder Morgan's employees spend on its behalf and on behalf of Kinder Morgan Energy Partners. These allocations may not necessarily be the result of arms-length negotiations between Kinder Morgan G.P. and Kinder Morgan. Although Kinder Morgan intends to be reimbursed for its employees' activities, due to the nature of the allocations, this reimbursement may not exactly match the actual time and overhead spent.

KINDER MORGAN'S CONTROL OVER KINDER MORGAN G.P. MAY BE LIMITED.

         Although Kinder Morgan indirectly owns all of the common stock of Kinder Morgan G.P., Kinder Morgan's control over Kinder Morgan G.P.'s actions are limited. The fiduciary duties owed by Kinder Morgan G.P. to Kinder Morgan Energy Partners and its unitholders prevent Kinder Morgan from influencing Kinder Morgan G.P. to take any action that would benefit Kinder Morgan to the detriment of Kinder Morgan Energy Partners or its unitholders. Therefore, Kinder Morgan's control over Kinder Morgan G.P. will be limited to its ability to elect Kinder Morgan G.P.'s board of directors.

KINDER MORGAN G.P.'S DECISIONS ON BEHALF OF KINDER MORGAN ENERGY PARTNERS MAY LIMIT CASH DISTRIBUTIONS TO KINDER MORGAN.

         Kinder Morgan G.P. determines for Kinder Morgan Energy Partners the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves. All of these decisions can impact the amount of cash distributed by Kinder Morgan Energy Partners to its unitholders and to Kinder Morgan G.P. as the general partner of Kinder Morgan Energy Partners, which, in turn, affects the amount of dividends Kinder Morgan G.P. can pay to Kinder Morgan. Kinder Morgan G.P. also determines the amount of distributions to the unitholders of Kinder Morgan Energy Partners. This determination affects the amount of the cash incentive distribution to Kinder Morgan G.P., which in turn affects the amount of dividends Kinder Morgan G.P. can pay to Kinder Morgan.

RISKS RELATING TO THE BUSINESS OF KINDER MORGAN ENERGY PARTNERS

PENDING FEDERAL ENERGY REGULATORY COMMISSION AND CALIFORNIA PUBLIC UTILITIES COMMISSION PROCEEDINGS SEEK SUBSTANTIAL REFUNDS AND REDUCTIONS IN THE TARIFF RATES OF KINDER MORGAN ENERGY PARTNERS.

         Some shippers on Kinder Morgan Energy Partners' pipelines have filed complaints with the Federal Energy Regulatory Commission and the California Public Utilities Commission that seek substantial refunds and reductions in the tariff rates on Kinder Morgan Energy Partners' Pacific operations. The Federal Energy Regulatory Commission has issued an opinion that may require payments for past actions and future tariff reductions on the Pacific operations' East line. For the five year period from 1994 to 1998, Kinder Morgan Energy Partners has reserved approximately $29 million on its balance sheet for the potential impact of the opinion relating to past activities relating to the East line. The opinion with respect to the East line also had the following impacts on Kinder Morgan Energy Partners. On April 1, 1999, Kinder Morgan Energy Partners filed with the Federal Energy Regulatory Commission new East line tariff rates consistent with the opinion. Kinder Morgan believes that these tariff reductions will reduce Kinder Morgan Energy Partners' revenues on the East line by approximately $5.5 million annually. In addition, Kinder Morgan Energy Partners ceased the $8 million annual accrual of an expense as an addition to reserves for the potential impact of these claims. The California Public Utilities Commission affirmed the dismissal of the complaint before it. Upon a petition for rehearing, the California Public Utilities Commission remanded the complaints to an administrative law judge for reconsideration of rate base and jurisdictional issues. Kinder Morgan Energy Partners believes it will ultimately prevail on rehearing, but, even if adversely decided, the issues before the administrative law judge are not expected to have a material adverse impact on Kinder Morgan Energy Partners. Nonetheless, an adverse ruling on appeal of these decisions could negatively impact revenues, results of operations, financial condition, liquidity and funds available for distribution to unitholders and to Kinder Morgan G.P. As a result, Kinder Morgan Energy Partners would have fewer funds available for distribution to Kinder Morgan G.P. and Kinder Morgan G.P. would have fewer funds to dividend to Kinder Morgan.

KINDER MORGAN ENERGY PARTNERS DOES NOT OWN THE LAND ON WHICH ITS PIPELINES ARE CONSTRUCTED AND IS SUBJECT TO THE POSSIBILITY OF INCREASED COSTS FOR ITS LOSS OF LAND USE.

         Kinder Morgan Energy Partners generally does not own the land on which its pipelines are constructed. Instead, Kinder Morgan Energy Partners obtains by contract the right to construct and operate the pipelines on other people's land for a period of time. If a court were to hold that Kinder Morgan Energy Partners was not entitled to use a substantial part of these lands, its results of operations and its ability to pay distributions to Kinder Morgan G.P. and Kinder Morgan G.P.'s ability to pay dividends to Kinder Morgan would be affected negatively.

DISTRIBUTIONS FROM SHELL CO(2) COMPANY, LTD. MAY BE LIMITED.

         Kinder Morgan Energy Partners owns 20% of Shell CO(2) Company, Ltd., the other 80% of which is owned by Shell Oil Company. It is possible that Kinder Morgan Energy Partners will not receive any distributions from Shell CO(2) Company during 2002 and 2003. During 1999-2001, Kinder Morgan Energy Partners will receive a fixed, quarterly priority distribution from Shell CO(2) Company of approximately $3.6 million, or $14.5 million per year. These distributions are accounted for as equity earnings. If the distributions through 2001 result in an overpayment to Kinder Morgan Energy Partners, Shell Oil Company will receive a priority distribution during 2002 and 2003 equal to the amount of the overpayment. This priority distribution could limit Kinder Morgan Energy Partners' earnings from Shell CO(2) Company during that period. If the priority distribution through 2003 does not make up any prior overpayment, Kinder Morgan Energy Partners will be required to make a capital contribution to Shell CO(2) Company for that difference. After 2003, Kinder Morgan Energy Partners will participate in distributions according to its ownership percentage.

RESTRICTIONS IN KINDER MORGAN ENERGY PARTNERS' DEBT INSTRUMENTS MAY LIMIT ITS FINANCIAL FLEXIBILITY.

         Kinder Morgan Energy Partners' debt agreements contain restrictions that may prevent it from engaging in various beneficial transactions. The debt agreements prohibit Kinder Morgan Energy Partners from:

         - distributing cash to unitholders more often than quarterly;

         - distributing amounts in excess of 100% of available cash for the immediately preceding calendar quarter; and

         - making any distribution to unitholders if Kinder Morgan Energy Partners is in default or would be in default because of the distribution.

         The restrictions relate to:

         - specific financial ratios;

         - the incurrence of additional debt;

         - the entrance into mergers, consolidations and sales of assets;

         - investment activity; and

         - the grant of liens.

RESTRICTIONS ON THE ABILITY TO PREPAY SFPP, L.P.'S DEBT MAY LIMIT KINDER MORGAN ENERGY PARTNERS' FINANCIAL FLEXIBILITY.

         SFPP, L.P., an operating limited partnership in which Kinder Morgan Energy Partners indirectly holds a 99.5% interest, is subject to some restrictions on its debt that may limit Kinder Morgan Energy Partners' flexibility to structure or refinance existing or future debt. These restrictions include the following:

         - Kinder Morgan Energy Partners may not prepay SFPP, L.P.'s first mortgage notes before December 15, 1999;

         - After December 15, 1999, and before December 15, 2002, Kinder Morgan Energy Partners may prepay the SFPP, L.P. first mortgage notes with a penalty; and

         - Kinder Morgan Energy Partners agreed as part of the acquisition of its Pacific operations to not take specific actions related to the $190 million of the SFPP, L.P. first mortgage notes that would cause adverse tax consequences for the preceding general partner of SFPP, L.P.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of any Common Stock by Petrie Parkman & Co., Inc.

                              SELLING STOCKHOLDER

         The 200,000 shares of common stock covered by this prospectus are being offered by Petrie Parkman. The shares were issued to Petrie Parkman in consideration of investment banking advisory services rendered in connection with the acquisition described below.

         Kinder Morgan, formerly K N Energy, Inc., entered into an agreement effective July 8, 1999 with Kinder Morgan, Inc., a Delaware corporation, under which K N Energy, Inc. agreed to acquire Kinder Morgan Delaware by merger. In the merger, each former stockholder of Kinder Morgan Delaware was issued 3,917.957 shares of K N Energy, Inc. for each share of Kinder Morgan Delaware common stock. The merger was completed on October 7, 1999, at which time K N Energy, Inc. changed its name to Kinder Morgan, Inc.

         As payment for investment banking advisory services, Kinder Morgan issued 200,000 shares of common stock to Petrie Parkman upon the closing of merger. Under the terms of that arrangement, Kinder Morgan was obligated to register the shares for resale under this prospectus. Other than investment banking advisory services rendered to Kinder Morgan from time to time throughout the last three years, Petrie Parkman has not held any position or office or had any other material relationship with Kinder Morgan or any predecessor or affiliate of Kinder Morgan, other than as stockholder, during the past three years.

         The table below sets forth information relating to the ownership of our common stock by Petrie Parkman immediately prior to this offering and after selling the shares of common stock in the offering. Petrie Parkman has sole voting and investment power with respect to the shares of common stock listed below.

                                                         Beneficial Ownership
                                                            Before Offering
                         Name of             ---------------------------------------------
                   selling stockholder              Shares                 Percentage
              ---------------------------    -------------------       -------------------
               Petrie Parkman & Co., Inc.           200,000                   0.18%


Petrie Parkman may sell some, all or none of the common stock under this prospectus; consequently, the number and percentage of shares of common stock to be beneficially owned by Petrie Parkman after the offering under this prospectus cannot be determined, but the sale of all of the shares of common stock would effect the disposition of all of the shares of common stock beneficially owned by Petrie Parkman as of November 29, 1999.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of Petrie Parkman. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear its own brokerage commissions and similar selling expenses, if any, attributable to the sale of its shares. All or part of the shares may be offered by Petrie Parkman from time to time in transactions on the New York Stock Exchange. The methods by which the shares may be sold or distributed may include, but not be limited to, the following:

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

         o an exchange distribution in accordance with the rules of that exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o a cross or block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resale a portion of the block as principal to facilitate the transaction;

         o short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, in connection with which the selling stockholder may sell and deliver the shares;

         o short sales or borrowings, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

         o delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether optional or mandatory), or payable in, the shares (whether the securities are listed on a national securities exchange or otherwise) or pursuant to which the shares may be distributed; and

         o a combination of the methods of sale or distribution described above.

         In effecting sales, brokers or dealers engaged by Petrie Parkman may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Petrie Parkman or from the purchasers in amounts to be negotiated immediately prior to the sale. Petrie Parkman will not participate in the distribution of the shares.

         If underwriters are used in the sale, the shares will be acquired by the underwriters for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If we are notified that underwriters are involved, the names of underwriters, if any, with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to that offering. The obligations of the underwriters to purchase the shares will be subject to specified conditions, and the underwriters will be obligated to purchase all of the shares specified in such supplement if any are purchased.

         This prospectus may also be used by donees of Petrie Parkman or other persons acquiring shares, including brokers who borrow the shares to settle short sales of shares of common stock, and who wish to offer and sell the shares under circumstances requiring or making desirable its use. Petrie Parkman may pledge its shares pursuant to the margin provisions of its customer agreements with respective brokers or otherwise. Upon a default by Petrie Parkman, the broker or pledgee may offer and sell the pledged shares from time to time.

         Petrie Parkman and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         We have agreed to indemnify Petrie Parkman and its affiliates and the officers, directors, partners, agents and employees of Petrie Parkman and its affiliates, each person who controls Petrie Parkman and its affiliates and the officers, directors, partners, agents and employees of each of those controlling persons from specified liabilities, including liabilities arising under the Securities Act, and Petrie Parkman has agreed to indemnify us and our directors, officers and employees, each person who controls us and the directors officers and employees of those controlling persons from specified liabilities based on information supplied to us by Petrie Parkman.

                                 LEGAL MATTERS

         The validity of the shares of common stock offered under this prospectus has been passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

         The consolidated financial statements and schedule of Kinder Morgan, Inc. (formerly K N Energy, Inc.) and its subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated in this Prospectus and elsewhere in the Registration Statement by reference to its Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The consolidated financial statements of MidCon Corp. and its subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated in this Prospectus and elsewhere in the Registration Statement by reference to K N Energy, Inc.'s Current Report on Form 8-K/A filed with the Commission on February 12, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


         The consolidated financial statements of Kinder Morgan Delaware and of Kinder Morgan Energy Partners, L.P. and subsidiaries as of December 31, 1998 and the year then ended incorporated in this Prospectus by reference to K N Energy's Registration Statement on Form S-4 filed on August 23, 1999, in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  ------------

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumption of our management, based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions, we are making forward-looking statements.

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of our company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others, the ability to achieve synergies and revenue growth, national, international, regional and local economic, competitive and regulatory conditions and developments, technological developments, capital market conditions, inflation rates, interest rates, the political and economic stability of oil producing nations, energy markets, weather conditions, business and regulatory or legal decisions, the pace of deregulation of retail natural gas, natural gas liquids, electricity and certain agricultural products, the timing and success of business development efforts, and other uncertainties, all of which are difficult to predict and many of which are beyond our control. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995.

         Stockholders should understand that the following important factors, in addition to those discussed elsewhere in this prospectus or in the documents which are incorporated by reference into this prospectus, could affect the future results of Kinder Morgan and could cause results to differ materially from those expressed in the forward-looking statements.

o Kinder Morgan's ability and Kinder Morgan Energy Partners' ability to integrate any acquired operations into Kinder Morgan's existing operations;

o Kinder Morgan may be unable to retain key personnel of the combined company for an extended period of time after the acquisition by merger of Kinder Morgan Delaware;

o Kinder Morgan may be unable to adapt to changes in the competitive environment in the natural gas and electric industries and, in particular, to anticipated increased competition in the Chicago natural gas market from Canadian pipeline operators;

o changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies may adversely affect Kinder Morgan's business or ability to compete;

o Kinder Morgan's indebtedness could make Kinder Morgan vulnerable to general adverse economic and industry conditions, limit Kinder Morgan's ability to borrow additional funds, place Kinder Morgan at a competitive disadvantage compared to its competitors that have less debt or have other adverse consequences;

o        commodity risk in the natural gas processing business;

o weather risks for the local distribution companies, intrastate pipelines and interstate pipelines of Kinder Morgan;

o other risks and uncertainties as may be detailed from time to time in Kinder Morgan's public announcements and SEC filings;

o price trends and overall demand for natural gas liquids, refined petroleum products, carbon dioxide, and coal in the United States. Economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demand;

o if the Federal Energy Regulatory Commission or the California Public Utilities Commission changes the tariff rates applicable to Kinder Morgan Energy Partners' pipelines;

o if railroads experience difficulties or delays in delivering products to Kinder Morgan Energy Partners' bulk terminals;

o Kinder Morgan's ability and Kinder Morgan Energy Partners' ability to successfully identify and close strategic acquisitions and make cost saving changes in operations; and

o shut-downs or cutbacks at major refineries, petrochemical plants, utilities, military bases or other businesses that use Kinder Morgan Energy Partners' services.

         In addition, Kinder Morgan Energy Partners' classification as a partnership for federal income tax purposes means that generally it does not pay federal income taxes on its net income. Kinder Morgan Energy Partners does, however, pay taxes on the net income of subsidiaries that are corporations. Kinder Morgan Energy Partners relies on a legal opinion from its counsel, and not a ruling from the IRS, as to its proper classification for federal income tax purposes. If Kinder Morgan Energy Partners were to be classified as a corporation for tax purposes, its tax payment would decrease the amount of cash available for distribution to its partners, including Kinder Morgan G.P., thus limiting the ability of Kinder Morgan G.P. to make distributions to us.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the SEC's website on the internet at http://www.sec.gov. The SEC's telephone number is 1-800-SEC-0330 for information on the public reference facilities. Our common stock and certain other securities are listed on the New York Stock Exchange, and information about us is also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus. Later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and that Kinder Morgan Energy Partners has filed with the SEC. These documents contain important information about us and our finances.

         o Kinder Morgan Annual Report on Form 10-K for the year ended December 31, 1998;

         o Kinder Morgan Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;


         o Kinder Morgan Current Reports on Form 8-K filed November 29, 1999, November 18, 1999, November 15, 1999, October 21, 1999, September 29, 1999, September 15, 1999, July 14, 1999, June 21, 1999, April 16, 1999,
         April 2, 1999, February 23, 1999 and February 12, 1998;



         o Kinder Morgan Registration Statement on Form S-4 filed on August 23, 1999, as it relates to the financial statements of Kinder Morgan Delaware and of Kinder Morgan Energy Partners and subsidiaries as of and for the year ended December 31, 1998 and to the information provided under the headings "Kinder Morgan Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Kinder Morgan, Inc." and "Material Provisions of Kinder Morgan Energy Partners' Partnership Agreement."


         o Kinder Morgan description of the Preferred Share Purchase Rights and the Common Stock contained in our Registration Statements on Form 8-A;

         o Kinder Morgan Energy Partners Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

         o Kinder Morgan Energy Partners Current Reports on Form 8-K filed October 22, 1999, March 31, 1999, February 16, 1999 and January 14, 1999.

         We are also incorporating by reference additional documents that we, or Kinder Morgan Energy Partners, may file with the SEC between the date of this prospectus and the date of the completion of the offering of our common stock by Petrie Parkman. We have supplied all such information contained or incorporated by reference in this prospectus relating to us.

         Documents incorporated by reference are available from Kinder Morgan and Kinder Morgan Energy Partners without charge, excluding all exhibits to any person, including any beneficial owner, to whom a prospectus is delivered unless Kinder Morgan has specifically incorporated by reference an exhibit in this prospectus. To obtain documents incorporated by reference in this prospectus, you may request them in writing or by telephone from Kinder Morgan at the following address:

                              Kinder Morgan, Inc.
                           1301 McKinney, Suite 3400
                              Houston, Texas 77010
                                 (713) 844-9500


         This prospectus is part of a Registration Statement filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. This prospectus is dated November __, 1999. You should not assume that the information contained in this prospectus is accurate as of any other date other than November __, 1999. This prospectus is an offer to sell or to buy only the securities it refers to, and only under circumstances and in jurisdictions where it is lawful to do so.

===============================================================================

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the common stock offered in this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.



                                ----------------




                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Kinder Morgan, Inc............................................................
Risk Factors..................................................................
Use of Proceeds...............................................................
Selling Stockholder...........................................................
Plan of Distribution..........................................................
Legal Matters.................................................................
Experts.......................................................................
Forward-Looking Statements....................................................
Where You Can Find More Information...........................................







===============================================================================


===============================================================================








                                 200,000 Shares
                                of Common Stock









                              Kinder Morgan, Inc.





                                -----------------

                                   Prospectus


                                November __, 1999


                                -----------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses to be incurred by Kinder Morgan in connection with the issuance and distribution of the common stock being registered. All costs will be borne by Kinder Morgan. All amounts except the registration fee are estimated.



Registration Fee........................................................ $ 1,220
Legal Fees and Expenses................................................. $10,000
Accounting Fees and Expenses............................................ $10,000
Miscellaneous........................................................... $ 5,000
                                                                         -------
                                                                         $26,220
                                                                         =======


Item 15.  Indemnification of Directors and Officers.

         Section 17-6305 of the Kansas General Corporation Law provides that a Kansas corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit (including an action by or in the right of the corporation to procure a judgment in its favor) or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of the corporation, including attorney fees, and against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Article Ninth of the articles of incorporation of the Company requires the Company to provide substantially the same indemnification of its directors and officers as that authorized by Kansas General Corporation Law.

         The Company has insurance policies which, among other things, include liability insurance coverage for directors and officers, with a $200,000 corporate reimbursement deductible clause, under which directors and officers are covered against "loss" arising from any claim or claims which may be made against a director or officer by reason of any "wrongful act" in their respective capacities as directors and officers. "Loss" is defined so as to exclude, among other things, fines or penalties, as well as matters deemed uninsurable under the law pursuant to which the policy is to be construed. "Wrongful act" is defined to include any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission done or wrongfully attempted. The policy also contains other specific definitions and exclusions and provides an aggregate of more than $20,000,000 of insurance coverage.

Item 16.  Exhibits.



Exhibit
Number            Description of Exhibit
-------           ----------------------
4.1               Restated Articles of Incorporation of Kinder Morgan - incorporated by reference to
                  Exhibit 3(a) to Kinder Morgan's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1994.

4.2               Certificate of Amendment to the Restated Articles of Incorporation of Kinder Morgan
                  as filed on October 7, 1999, with the Secretary of State of Kansas - incorporated by reference to Exhibit 3.1 to Kinder Morgan's Quarterly Report on Form 10-Q for the
                  fiscal quarter ended September 30, 1999.

4.3               Bylaws of Kinder Morgan as amended to October 7, 1999 - incorporated by reference to
                  Exhibit 3.2 to Kinder Morgan's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

4.4               Rights Agreement dated as of August 21, 1995, between Kinder Morgan and The Bank of New York, as Rights Agent - incorporated by reference to Exhibit 1 to Kinder
                  Morgan's Form 8-A Registration Statement dated August 21, 1995.

4.5               Amendment No. 1 to Rights Agreement dated as of September 8, 1998 between Kinder
                  Morgan and The Bank of New York, as Rights Agent - incorporated by reference to
                  Exhibit 10(cc) to Kinder Morgan's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1998.

4.6               Amendment No. 2 to Rights Agreement of the Company dated July 8, 1999, between the
                  Company and First Chicago Trust Company of New York, as successor-in-interest to
                  The Bank of New York, as Rights Agent - incorporated by reference to Exhibit 4.1 to
                  Kinder Morgan's Quarterly Report on Form 10-Q for the fiscal quarter ended September
                  30, 1999.

*5.1              Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the securities.

*23.1             Consent of Bracewell & Patterson (included in Exhibit 5.1 hereof).

*23.2             Consent of Arthur Andersen LLP.

*23.3             Consent of Arthur Andersen LLP.

*23.4             Consent of PricewaterhouseCoopers LLP

24.1              Powers of Attorney.
---------------
* Filed herewith.

Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on November 29, 1999.


                                                 KINDER MORGAN, INC.


                                                 By: /s/ RICHARD D. KINDER
                                                    ----------------------------
                                                         Richard D. Kinder
                                                         Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the indicated capacities on November 29, 1999.




          SIGNATURE                                               TITLE
          ---------                                               -----
  /s/ RICHARD D. KINDER                     Director, Chairman of the Board and Chief
-----------------------------------         Executive Officer (principal executive officer)
      Richard D. Kinder

              *                             Director, Vice Chairman of the Board and
-----------------------------------         President
      William V. Morgan

              *                             Vice President--Chief Financial Officer
-----------------------------------         (principal financial and accounting officer)
      David G. Dehaemers, Jr.

              *                             Director
-----------------------------------
      Edward H. Austin, Jr.

              *                             Director
-----------------------------------
      Charles W. Battey

              *                             Director
-----------------------------------
      Stewart A. Bliss

              *                             Director
-----------------------------------
      Ted A. Gardner
                                            Director
              *
-----------------------------------
      William J. Hybl

              *                             Director
-----------------------------------
      Edward Randall, III

              *                             Director
-----------------------------------
      Fayez Sarofim


              *                             Director
-----------------------------------
      H.A. True, III



*By:  /s/  RICHARD D. KINDER
    -------------------------------
           Richard D. Kinder
   (Attorney-in-fact for persons indicated)

                                  EXHIBIT INDEX



EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
-------           ----------------------
4.1               Restated Articles of Incorporation of Kinder Morgan - incorporated by reference to
                  Exhibit 3(a) to Kinder Morgan's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1994.

4.2               Certificate of Amendment to the Restated Articles of Incorporation of Kinder Morgan
                  as filed on October 7, 1999, with the Secretary of State of Kansas - incorporated by reference to Exhibit 3.1 to Kinder Morgan's Quarterly Report on Form 10-Q for the
                  fiscal quarter ended September 30, 1999.

4.3               Bylaws of Kinder Morgan as amended to October 7, 1999 - incorporated by reference to
                  Exhibit 3.2 to Kinder Morgan's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

4.4               Rights Agreement dated as of August 21, 1995, between Kinder Morgan and The Bank of New York, as Rights Agent - incorporated by reference to Exhibit 1 to Kinder
                  Morgan's Form 8-A Registration Statement dated August 21, 1995.

4.5               Amendment No. 1 to Rights Agreement dated as of September 8, 1998 between Kinder
                  Morgan and The Bank of New York, as Rights Agent - incorporated by reference to
                  Exhibit 10(cc) to Kinder Morgan's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1998.

4.6               Amendment No. 2 to Rights Agreement of the Company dated July 8, 1999, between the
                  Company and First Chicago Trust Company of New York, as successor-in-interest to
                  The Bank of New York, as Rights Agent - incorporated by reference to Exhibit 4.1 to
                  Kinder Morgan's Quarterly Report on Form 10-Q for the fiscal quarter ended September
                  30, 1999.

*5.1              Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the securities.

*23.1             Consent of Bracewell & Patterson (included in Exhibit 5.1 hereof).

*23.2             Consent of Arthur Andersen LLP.

*23.3             Consent of Arthur Andersen LLP.

*23.4             Consent of PricewaterhouseCoopers LLP

24.1              Powers of Attorney.
----------------------
* Filed herewith.